UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934


SIERRA BANCORP

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

82620P102
(CUSIP Number)

June 5, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
? Rule 13d-1(b)
? Rule 13d-1(c)
? Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






















CUSIP No. 82620P102





1.

Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Patricia Childress


2.

Check the Appropriate Box if a Member of a Group
(See Instructions)
(a) ?
(b) ?


3.

SEC Use Only


4.

Citizenship or Place of Organization:
USA






Number of
Shares
Beneficially
Owned by
Each
Reporting
Person
With

5. Sole Voting Power
  795, 767


6. Shared Voting Power
  42,440


7. Sole Dispositive Power
  811, 873


8. Shared Dispositive Power
  6,000






9.

Aggregate Amount Beneficially Owned by Each Reporting person:
 838,237


10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)


11.

Percent of Class Represented by Amount in Row (9)
    8.6%


12.

Type of Reporting Person (See Instructions)
IN









































Item 1.

(a)

Name of Issuer :
SIERRA BANCORP























(b)

Address of Issuer's Principal Executive Offices:
86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257





















Item 2.

(a)

Name of Person Filing:
Patricia Childress























(b)

Address of Principal Business Office or, if none, Residence:
356 North Porter Road PMB #148, Porterville, CA 93257























(c)

Citizenship:
USA























(d)

Title of Class of Securities:
COMMON STOCK, NO PAR VALUE























(e)

CUSIP Number:
82620P102





















Item 3.

N/A

































Item 4.

Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.





















(a)

Amount beneficially owned:
 838,237



















(b)

Percent of class:
  8.6%



















(c)

Number of shares as to which the person has:





















(i)

Sole power to vote or to direct the vote
795,767



















(ii)

Shared power to vote or to direct the vote
 42,440



















(iii)

Sole power to dispose or to direct the disposition of
811,873



















(iv)

Shared power to dispose or to direct the disposition of
6,000















Item 5.

Ownership of Five Percent or Less of a Class
N/A




















Item 6.


Ownership of More than Five Percent on Behalf of Another Person
N/A



















Item 7.

Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company or Control Person.
N/A



















Item 8.

Identification and Classification of Members of the Group
N/A



















Item 9.

Notice of Dissolution of Group
N/A



















Item 10.

Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


















SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. A previously filed power of attorney authorizing the undersigned to sign on behalf of Reporting Person is on file with the Commission and is hereby incorporated by reference.




June 5, 2007
Date


Jeffrey A. Tisdale

Attorney at Law
Title